Exhibit 4.4

AMENDMENT TO AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

This AMENDMENT TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (the “Amendment”), which amends the Amended and Restated Investors’ Rights Agreement, dated as of March 14, 2007 (the “Rights Agreement”), by and among Data Domain, Inc., a Delaware corporation (the “Company”), and the investors listed on Schedule A thereto, is entered into this 12th day of November, 2007 by and among the Company and holders of a majority of the Registrable Securities (as defined in the Rights Agreement), listed on the signature pages hereto, on behalf of all of the parties to the Rights Agreement.

RECITALS

WHEREAS, Section 3.7 of the Rights Agreement provides that any term of the Rights Agreement (other than Sections 2.1, 2.2 and 2.3) may be amended, and the observance of any provision therein waived, with the written consent of the Company and the holders of a majority of the Registrable Securities (as such term is defined in the Rights Agreement);

WHEREAS, Section 1.3 of the Rights Agreement sets forth the terms and conditions regarding the Company’s obligation to register under the Securities Act of 1933, as amended, Registrable Securities in connection with the Company’s registration and public offering of its securities;

WHEREAS, with respect to the Company’s proposed public offering of its common stock pursuant to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on November 1, 2007, Registration No. 333-147092, as amended, the Company and the holders of a majority of the Registrable Securities agree that such public offering should proceed with a different allocation of shares than would be prescribed under such Section 1.3 of the Rights Agreement; and

WHEREAS, the Company and holders of a majority of the Registrable Securities (as holders of a majority of the Registrable Securities of the Company) hereby desire to amend Section 1.3 of the Rights Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, mutual promises, and all other terms and conditions contained herein, the parties hereto hereby agree as follows:

AGREEMENT

1. Amendment of Section 1.3(a) of the Rights Agreement. The following clause shall replace Section 1.3(a) of the Rights Agreement in its entirety:

“(a) If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 3.5, the Company shall, subject to the provisions of Sections 1.3(c) and 1.3(d), use all commercially reasonable efforts to cause to be registered under the Act all of the Registrable Securities that each such Holder requests to be registered; provided, however, that in connection with the Initial Offering the New Investor shall be required to request registration of its Registrable Securities no later than five (5) days after the mailing of any such notice by the Company.”

2. Amendment of Section 1.3 of the Rights Agreement. The following clause shall be inserted as a new Section 1.3(d) of the Rights Agreement:

“(d) 2007 Piggyback Registration. Notwithstanding anything to the contrary in this Agreement, in connection with the public offering of shares of the Company’s common stock pursuant to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on November 1, 2007, Registration No. 333-147092, as amended (the “Follow-on Offering”), the allocation of Registrable Securities, together with the common stock held by certain other stockholders of the Company (and their affiliates) to be included in the Follow-on Offering shall be as follows:

(i) With respect to the firm portion of the Follow-on Offering in which the Company will issue and sell 4,000,000 shares of its common stock and certain stockholders of the Company (the “Selling Stockholders”) will offer and sell 4,500,000 shares of the Company’s common stock, the shares to be sold by the Selling Stockholders shall be allocated as follows:

Selling Stockholder	Maximum Number Of Shares To Be Sold
Greylock XI Limited Partnership	1,262,712
Greylock XI Principals LLC	144,210
Greylock XI-A Limited Partnership	35,178
New Enterprise Associates 10, L.P.	1,370,224
NEA Ventures 2002, L.P.	5,381
Sutter Hill Ventures	465,621
Ronald D. Bernal and Pamela M. Bernal as Trustees of the Bernal Family Trust U/D/T 11/3/95	20,251
Kai Li	180,000
Frank Slootman	73,301
Frank Slootman and Brenda L. Slootman, as Community Property	250,000
Michael P. Scarpelli	48,900
Daniel R. McGee	52,082
David Schneider and Barbara Plechner Schneider	73,341
Neil Ater	100,000
Brian Biles	120,000
Tench Coxe and Simone Otus Coxe, Co-Trustees of the Coxe Revocable Trust U/A/D 4/23/98	8,678
Wells Fargo Bank, Trustee SHV Profit Sharing Plan FBO Tench Coxe	27,616
Rooster Partners, LP	9,371
Katya Falakshashi	6,377
Patterson Family Trust 2000	65,000
David Sangster	31,887
Beth White	42,516
Ming Benjamin Zhu	107,354
Total	4,500,000

In the event that any of the Selling Stockholders are required to sell less than the number of shares listed in the table above or are excluded from participating in the Follow-on Offering because they are unable to provide the required documentation to enable participation in the Follow-on Offering or otherwise, the Chief Executive Officer and Chief Financial Officer of the Company may reallocate such shares to the other Selling Stockholders in their sole discretion such that the total amount sold shall continue to equal 4,500,000 shares.

(ii) With respect to the over-allotment portion (the “Over-Allotment Portion”) of the Follow-on Offering in which the Company will issue and sell 600,000 shares of its common stock and the Selling Stockholders will offer and sell 675,000 shares of the Company’s common stock, the shares to be sold by the Selling Stockholders shall be allocated as follows :

Selling Stockholder	Maximum Number Of Shares To Be Sold
Greylock XI Limited Partnership	196,906
Greylock XI Principals LLC	21,631
Greylock XI-A Limited Partnership	5,277
New Enterprise Associates 10, L.P.	213,034
NEA Ventures 2002, L.P.	807
Sutter Hill Ventures	69,843
Ronald D. Bernal and Pamela M. Bernal as Trustees of the Bernal Family Trust U/D/T 11/3/95	3,038
Kai Li	27,000
Frank Slootman	48,495
Michael P. Scarpelli	7,335
Daniel R. McGee	7,813
David Schneider and Barbara Plechner Schneider	11,001
Brian Biles	18,000
Tench Coxe and Simone Otus Coxe, Co-Trustees of the Coxe Revocable Trust U/A/D 4/23/98	1,301
Wells Fargo Bank, Trustee SHV Profit Sharing Plan FBO Tench Coxe	4,143
Rooster Partners, LP	1,405
Katya Falakshashi	957
Patterson Family Trust 2000	9,750
David Sangster	4,783
Beth White	6,378
Ming Benjamin Zhu	16,103
Total	675,000

In the event that any of the Selling Stockholders listed in the table above are required to sell less than the number of shares listed in the table above or are excluded from participating in the Follow-on Offering because they are unable to provide the required documentation to enable participation in the Follow-on Offering or otherwise, the Chief Executive Officer and Chief Financial Officer of the Company may reallocate such shares to the other Selling Stockholders in their sole discretion such that the total amount sold shall continue to equal 675,000 shares

(iii) In the event that in connection with the Follow-on Offering, the underwriters do not fully exercise their over-allotment option such that less than an aggregate of 1,275,000 shares of the Company’s common stock are sold by the Company and the Selling Stockholders in the Over-Allotment Portion, the shares of Registrable Securities to be sold in the Over-Allotment Portion shall be reduced on a pro rata basis based upon the allocation of shares to the Company and the selling stockholders set forth in Section 1(c)(ii) above.

3. Waiver of Registration Rights. Except as specifically described in Sections 1 and 2 above, with respect to the Follow-on Offering, the Company and holders of a majority of the Registrable Securities hereby waive on behalf of all holders of Registrable Securities any and all rights to notice and registration rights maintained by any holder of Registrable Securities pursuant to the Rights Agreement. In addition, the Company and holders of a majority of the Registrable Securities hereby waive on behalf of all holders of Registrable Securities any and all rights of any holders of Registrable Securities to request the registration of Registrable Securities pursuant to Section 1.2 of the Rights Agreement from the period commencing on the date of this Amendment and ending on the 91st day after the date of the final prospectus relating to the Follow-on Offering.

4. Rights Agreement. Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect. In the event of any inconsistency or conflict between this Amendment and the Rights Agreement, the terms, conditions and provisions of this Amendment shall govern and control.

5. Entire Agreement. This Amendment and the Rights Agreement embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

6. Governing Law. This Amendment shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

7. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

DATA DOMAIN, INC.

By:	/s/ Michael P. Scarpelli
Michael P. Scarpelli Chief Financial Officer

Address:	2300 Central Expressway Santa Clara, CA 95050

INVESTORS: NEW ENTERPRISE ASSOCIATES 10, L.P.

By:	NEA Partners 10, L.P. Its General Partner

By:	/s/ Scott D. Sandell

Name:	Scott D. Sandell

Title:	General Partner

Address:	1119 St. Paul St. Baltimore, MD 21202

[Signature Page to Amendment to Data Domain, Inc.

Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

INVESTORS: GREYLOCK XI LIMITED PARTNERSHIP

By:	Greylock XI GP Limited Partnership, its General Partner

By:	/s/ Donald A. Sullivan
Donald A. Sullivan

Title:	Administrative Partner

Address:	880 Winter Street Waltham, MA 02451

GREYLOCK XI-A LIMITED PARTNERSHIP

By:	Greylock XI GP Limited Partnership, its General Partner

By:	/s/ Donald A. Sullivan
Donald A. Sullivan

Title:	Administrative Partner

Address:	880 Winter Street Waltham, MA 02451

GREYLOCK XI PRINCIPALS LLC

By:	Greylock Management Corporation, Sole Member

By:	/s/ Donald A. Sullivan
Donald A. Sullivan

Title:	Treasurer

Address:	880 Winter Street Waltham, MA 02451

[Signature Page to Amendment to Data Domain, Inc.

Amended and Restated Investors’ Rights Agreement]